Exhibit 1.06

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Global Services to Co-Sponsor Food & Beverage IT Conference

on May 26, 2011 in Emerging Growth Region in China

Event Formally Launches CDC Global Services’ “Silk Road” Services

SHANGHAI, April 19, 2011 — CDC Global Services, a business unit of CDC Corporation (NASDAQ: CHINA) and a provider of IT and IT-enabled services and consulting, announced that in conjunction with the Zhangzhou government in China, it will sponsor a conference on “The Application of Information Technology in the Food Processing Industry.” This one-day conference, will be held on May 26 in Zhangzhou, located in southern Fujian province.

The conference will feature noted thought leaders from the Zhangzhou government, industry associations, academia and CDC Software executives who are frequent global speakers on food safety and operational excellence issues in food manufacturing. Case studies from CDC Software food manufacturing customers also will be presented at the event.

Zhangzhou is a region in China which has been targeted for rapid expansion from domestic and foreign investments. This conference is one of a series of planned events targeting the food processing businesses operating in China and parts of Asia. A larger conference is planned by the end of the third quarter targeting international customers seeking to start or to expand business in China.

This event marks the official launch of CDC Global Services “Silk Road” business consulting services. This service offering is named after the network of trade routes used by early century travelers and traders to connect the Asian continent with Europe and parts of Africa. This collection of “Silk Road” services is planned to help customers gain quick and easy access into China, as well as effectively operate in this fast growing market.

Already, CDC Global Services and China Merchant Group, a diversified state-owned corporation of the People’s Republic of China, plan to set up a R&D center near Xiamen University Campus to develop new software solutions for the food processing industry, focusing on areas such as food safety.

“We are looking forward to hosting this conference with the Zhangzhou government so we can collectively share our deep expertise in the areas of IT solutions and services for food manufacturers, as well as help promote Zhangzhou as an ideal place for food manufacturers to set up operations or to further their expansion,” said CK Wong, CEO of CDC Global Services. “This conference, along with other initiatives planned, are part of CDC Global Services Silk Road strategy to become a partner of choice for investors and companies seeking to do business or expand operations in China.”

About CDC Global Services

CDC Global Services provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings. It can also provide hardware for data collection and RFID, through partnerships with some of the industry’s most reputable vendors. CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs, while keeping their best interest as a top priority. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact. For more information, please visit www.cdcglobalservices.com.

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding CDC Global Services’ and Zhangzhou Development Zone’s plans, including those to regarding the conference in Zhangzhou, the participants therein and the content thereof, the plans regarding future events and conferences, our plans regarding Silk Road services and the potential benefits thereof, our plans regarding the establishment of an R&D center near Xiamen University, our expectations regarding expansion with the Zhangzhou Development Zone, our expectations regarding any future plans or projects with the Zhangzhou Development Zone, and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2009 on Form 20-F filed on June 30, 2010. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.

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